UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 10, 2005

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Director

On March 10, 2005, the board of directors of SAFLINK Corporation, upon the recommendation of the board’s nominating and corporate governance committee, voted to elect Asa Hutchinson as a new director of SAFLINK.

Mr. Hutchinson was a founding member of the U.S. Department of Homeland Security and the nation’s first Under Secretary of Border and Transportation Security. Mr. Hutchinson was confirmed by the U.S. Senate as Under Secretary of Homeland Security in January 2003, shortly after the department was created. As one of the nation’s top-ranking homeland security officials after Secretary Tom Ridge, Mr. Hutchinson was responsible for more than 110,000 federal employees in such agencies as the Transportation Security Administration, Customs and Border Protection, Immigration and Customs Enforcement, and the Federal Law Enforcement Training Center. Mr. Hutchinson managed the overall security of U.S. borders and transportation systems, which included responsibility for security programs such as US-VISIT and the Transportation Security Administration’s TWIC and Registered Traveler initiatives.

In accordance with SAFLINK’s compensation policy for non-employee directors, SAFLINK granted a non-statutory option to purchase 40,000 shares of its common stock under SAFLINK’s 2000 stock incentive plan to Mr. Hutchinson. The option has an exercise price of $1.85 per share, which represents the last sale price per share of SAFLINK’s common stock as reported on the Nasdaq SmallCap Market on March 9, 2005, the last trading day prior to the date of grant. The option has a ten-year term and becomes exercisable in twelve equal monthly installments following the date of grant if Mr. Hutchinson is still serving as a director at such time. The option would become immediately exercisable in the event of a change in control of SAFLINK and is exercisable for a period of twelve months following termination of service.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated March 14, 2005, announcing election of Asa Hutchinson as a member of the board of directors of SAFLINK Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

Dated: March 14, 2005	By:	/s/ Jon C. Engman
	Name:	Jon C. Engman
	Title:	Chief Financial Officer

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